UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G/A
Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Evoqua Water Technologies Corp.
(Name of Issuer)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
30057T105
(CUSIP Number)
December 31, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☒ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 30057T105	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors Fund V LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
35,018,853 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
35,018,853 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,018,853 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
30.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 113,943,134 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 30057T105	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
35,018,853 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
35,018,853 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,018,853 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
30.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 113,943,134 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 30057T105	13G/A

1	NAMES OF REPORTING PERSONS
AEA EWT Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
35,018,853 (1)(2)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
35,018,853 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,018,853 (1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
30.7% (3)(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Excludes 24,702,844 shares of common stock owned by certain stockholders who have granted AEA EWT Holdings LP an irrevocable voting proxy with respect to such shares. See Item 4 below.
(3)	Based on 113,943,134 shares of common stock outstanding as of December 31, 2018.
(4)	The percentage represented by the amount in Row (9), together with the aggregate 24,702,844 shares of common stock excluded from Row (9) as described in footnote (2), is 52.4%. See Item 4 below.

CUSIP No. 30057T105	13G/A

1	NAMES OF REPORTING PERSONS
AEA EWT Holdings GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
35,018,853 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
35,018,853 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,018,853 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
30.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	See Item 4 below.
(2)	Based on 113,943,134 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 30057T105	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors Participant Fund V LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
35,018,853 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
35,018,853 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,018,853 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
30.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 113,943,134 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 30057T105	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors QP Participant Fund V LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
35,018,853 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
35,018,853 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,018,853 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
30.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 113,943,134 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 30057T105	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors PF V LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
35,018,853 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
35,018,853 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,018,853 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
30.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	See Item 4 below.
(2)	Based on 113,943,134 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 30057T105	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors Fund V-A LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
35,018,853 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
35,018,853 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,018,853 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
30.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 113,943,134 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 30057T105	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors Fund V-B LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
35,018,853 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
35,018,853 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,018,853 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
30.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 113,943,134 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 30057T105	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors Partners V LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
35,018,853 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
35,018,853 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,018,853 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
30.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 113,943,134 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 30057T105	13G/A

1	NAMES OF REPORTING PERSONS
AEA Management (Cayman) Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
35,018,853 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
35,018,853 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,018,853 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
30.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)	See Item 4 below.
(2)	Based on 113,943,134 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 30057T105	13G/A

1	NAMES OF REPORTING PERSONS
John L. Garcia

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
35,018,853 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
35,018,853 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,018,853 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
30.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1)	See Item 4 below.
(2)	Based on 113,943,134 shares of common stock outstanding as of December 31, 2018.

Item 1 (a).  Name of Issuer:

Evoqua Water Technologies Corp.

Item 1 (b).  Address of Issuer’s Principal Executive Offices:

210 Sixth Avenue, Pittsburgh, Pennsylvania 15222, USA

Item 2 (a).  Name of Person Filing:

This Schedule 13G/A is being filed on behalf of the following persons (collectively, the “Reporting Persons”):*

(i)	AEA Investors Fund V LP;
(ii)	AEA Investors LP;
(iii)	AEA EWT Holdings LP;
(iv)	AEA EWT Holdings GP LLC;
(v)	AEA Investors Participant Fund V LP;
(vi)	AEA Investors QP Participant Fund V LP;
(vii)	AEA Investors PF V LLC;
(viii)	AEA Investors Fund V-A LP;
(ix)	AEA Investors Fund V-B LP;
(x)	AEA Investors Partners V LP;
(xi)	AEA Management (Cayman) Ltd.; and
(xii)	Dr. John L. Garcia

The Reporting Persons entered into a joint filing agreement, dated as of February 14, 2018, a copy of which was filed as Exhibit 99.1 to the Schedule 13G, filed by the Reporting Persons on February 14, 2018, pursuant to which such Reporting Persons have agreed to file this statement jointly in accordance with the provisions of 13d-1(k)(1) under the Securities Act of 1934.

*Neither the present filing nor anything contained herein shall be construed as an admission that two or more Reporting Persons constitute a “person” for any purposes other than Section 13(d) of the Securities Exchange Act of 1934, as amended.

Item 2 (b).  Address of Principal Business Office or, if none, Residence:

The address for each of:

AEA Investors Fund V LP
AEA Investors Fund V-A LP
AEA Investors Fund V-B LP
AEA Investors Partners V LP
AEA Management (Cayman) Ltd.

is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

The address for each of:

AEA Investors LP
AEA EWT Holdings LP
AEA EWT Holdings GP LLC
AEA Investors Participant Fund V LP
AEA Investors QP Participant Fund V LP
AEA Investors PF V LLC
Dr. John L. Garcia

is c/o AEA Investors LP, 666 Fifth Avenue, 36th Floor, New York, NY 10103, USA.

Item 2 (c).  Citizenship:

Citizenship is set forth in Row 4 of the cover page for each of the Reporting Persons and is incorporated herein by reference for each of the Reporting Persons.

Item 2 (d).  Title of Class of Securities:

Common Stock, par value $0.01 per share.

Item 2 (e).  CUSIP Number:

30057T105

Item 3.

Not applicable as this Schedule 13G/A is filed pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934.

Item 4.   Ownership:

The information required by Items 4(a)-4(c) is set forth in Rows 5-11 of the cover page for each of the Reporting Persons and is incorporated herein by reference for each of the Reporting Persons. As of December 31, 2018, each of the Reporting Persons beneficially owned the number and percentage of issued and outstanding shares of common stock of the Issuer listed opposite its or his name:

Reporting Person	Number of Shares Beneficially Owned	Percent of Class

AEA Investors Fund V LP	0(a)	0%(b)
AEA Investors LP	0(a)	0%(b)
AEA EWT Holdings LP	35,018,853(a)(c)	30.7%(b)
AEA EWT Holdings GP LLC	0(a)	0%(b)
AEA Investors Participant Fund V LP	0(a)	0%(b)
AEA Investors QP Participant Fund V LP	0(a)	0%(b)
AEA Investors PF V LLC	0(a)	0%(b)
AEA Investors Fund V-A LP	0(a)	0%(b)
AEA Investors Fund V-B LP	0(a)	0%(b)
AEA Investors Partners V LP	0(a)	0%(b)
AEA Management (Cayman) Ltd.	0(a)	0%(b)
John L. Garcia	0(d)	0%(b)

(a)
AEA EWT Holdings LP (“AEA EWT Holdings”), which is the holder of record of 35,018,853 shares of common stock, is a limited partnership whose general partner is AEA EWT Holdings GP LLC (“AEA EWT Holdings GP”). The managing member of AEA EWT Holdings GP is AEA Investors Fund V LP and its other members are (i) AEA Investors Participant Fund V LP, (ii) AEA Investors QP Participant Fund V LP, (iii) AEA Investors Fund V-A LP and (iv) AEA Investors Fund V-B LP (AEA Investors Fund V LP and the entities named in clauses (i) through (iv), collectively, the “AEA Funds”). The AEA Funds are also limited partners of AEA EWT Holdings. The general partner of each of AEA Investors Participant Fund V LP and AEA Investors QP Participant Fund V LP is AEA Investors PF V LLC, whose sole member is AEA Investors LP. The general partner of each of AEA Investors Fund V LP, AEA Investors Fund V-A LP and AEA Investors Fund V-B LP is AEA Investors Partners V LP, whose general partner is AEA Management (Cayman) Ltd. Each of AEA EWT Holdings GP, the AEA Funds, AEA Investors PF V LLC, AEA Investors Partners V LP, AEA Investors LP and AEA Management (Cayman) Ltd. may be deemed to share beneficial ownership of the shares of the Issuer’s common stock held of record by AEA EWT Holdings, but each disclaims beneficial ownership of such shares.

(b)	Based on 113,943,134 shares of common stock outstanding as of December 31, 2018.

(c)
Excludes 24,702,844 shares of common stock owned by certain stockholders that have agreed to vote all of their shares to elect one individual to the Issuer’s board of directors that has been nominated by AEA EWT Holdings (so long as the Reporting Persons hold an aggregate of at least 10% of the outstanding common stock of the Issuer) pursuant to irrevocable voting proxies. In addition, until the earlier of the two-year anniversary of the Issuer’s initial public offering or such time as the Reporting Persons cease to own at least 20% of the outstanding common stock of the Issuer, certain of these stockholders have also agreed to irrevocably appoint AEA EWT Holdings as its proxy to vote all of their shares of the common stock of the Issuer with respect to the election of any member of the board of directors, and in the aggregate, AEA EWT Holdings and these other stockholders beneficially own more than 50% of the outstanding common stock of the Issuer.  AEA EWT Holdings may be deemed to have or share voting control with respect to the shares of common stock owned by each of these stockholders, but AEA EWT Holdings disclaims beneficial ownership of such shares.

(d)
Dr. John L. Garcia is the chairman and chief executive officer of AEA Investors LP and the sole stockholder and director of AEA Management (Cayman) Ltd. Dr. Garcia may be deemed to share beneficial ownership of the shares of the Issuer’s common stock held of record by AEA EWT Holdings, but Dr. Garcia disclaims beneficial ownership of such shares.

Item 5.   Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.   Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.   Identification and Classification of Members of the Group:

Not applicable.

Item 9.   Notice of Dissolution of Group:

Not applicable.

Item 10.   Certification:

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019

AEA INVESTORS FUND V LP

By:	AEA Investors Partners V LP, its general partner

By:	AEA Management (Cayman) Ltd., its general partner

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

AEA INVESTORS LP

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

AEA EWT HOLDINGS LP

By:	AEA EWT Holdings GP LLC, its general partner

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

AEA EWT HOLDINGS GP LLC

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

AEA INVESTORS PARTICIPANT FUND V LP

By:	AEA Investors PF V LLC, its general partner

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

AEA INVESTORS QP PARTICIPANT FUND V LP

By:	AEA Investors PF V LLC, its general partner

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

AEA INVESTORS PF V LLC

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

AEA INVESTORS FUND V-A LP

By:	AEA Investors Partners V LP, its general partner

By:	AEA Management (Cayman) Ltd., its general partner

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

AEA INVESTORS FUND V-B LP

By:	AEA Investors Partners V LP, its general partner

By:	AEA Management (Cayman) Ltd., its general partner

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

AEA INVESTORS PARTNERS V LP

By:	AEA Management (Cayman) Ltd., its general partner

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

AEA MANAGEMENT (CAYMAN) LTD.

By:	/s/ Barbara L. Burns
Name: Barbara L. Burns
Title: Vice President

JOHN L. GARCIA

By:	/s/ Barbara L. Burns, attorney-in-fact
Name: John L. Garcia

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Joint Filing Agreement (incorporated by reference to Exhibit 99.1 to the Schedule 13G filed by the Reporting Persons on February 14, 2018 (File No. 005-90315))
99.2	Power of Attorney (incorporated by reference to Exhibit 99.2 to the Schedule 13G filed by the Reporting Persons on February 14, 2018 (File No. 005-90315))